EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of May 18, 1998, between California Microwave Services Division, Inc., a Delaware corporation (the "COMPANY"), and Monty J. Moore ("EXECUTIVE").

                             W I T N E S S E T H:

      WHEREAS, Executive is a highly valued and trusted employee of the Company; and

      WHEREAS, the Company desires to offer Executive continued employment upon the terms and conditions set forth herein and Executive desires to accept such employment; and

      NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and Executive hereby agree as follows:

1.  TERM OF EMPLOYMENT; OFFICE AND DUTIES.

      (a) During the Period of Employment (as hereinafter defined), the Company, shall employ the Executive with the title of Vice President and Chief Financial Officer, with the duties and responsibilities prescribed for such office in the Bylaws of the Company, and with such additional duties and responsibilities consistent with such positions as may from time to time be assigned to Executive by the Board of Directors of the Company (the "Board"). Executive agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement and in a manner as is customary for persons situated in a similar executive capacity. Executive shall also function in such other executive capacity for Affiliates of the Company as may be reasonably requested by the Board.

      (b) During the Period of Employment, Executive shall devote substantially all of his working time and attention to the business and affairs of the Company, other than during vacations and periods of illness or incapacity (in each case, which shall be of a duration that is consistent with the policies of the Company); provided, however, that nothing in this Agreement shall preclude Executive from devoting time required: (i) for serving as a director, principal or officer of any organization or entity involving no conflict of interest with the Company with the prior consent of the Company (such consent not to be unreasonably withheld); (ii) delivering lectures, fulfilling speaking engagements or participating in activities of professional associations including chambers of commerce; (iii) engaging in charitable and community activities; and (iv) managing personal investments; PROVIDED THAT, such activities do not interfere with the performance of his duties hereunder and attention to the business and affairs of the Company.
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      (c) For purposes of this Agreement, an "Affiliate" of a person or entity shall mean a person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity.

2.  TERM; PERIOD OF EMPLOYMENT

      The period of employment hereunder (the "Period of Employment") shall commence on the Closing Date (as defined in that certain Stock Purchase Agreement of even date herewith among Telscape International, Inc. ("Telscape"), California Microwave, Inc. ("CMI") and the Company, ( the "SPA"))(the "Effective Date") and, unless sooner terminated pursuant to this Agreement, shall terminate on the third anniversary of the Effective Date. The Period of Employment may be extended by the written agreement of the Company and Executive; provided, however that, notwithstanding any other provision of this Agreement or any such extension, the Period of Employment shall not expire prior to (a) the first anniversary of a Change of Control (as hereinafter defined) if such Change of Control occurs after June 30, 1999 or (b) the second anniversary of a Change of Control if such Change of Control occurs on or prior to June 30, 1999.

3.  COMPENSATION AND BENEFITS.

      For all services rendered by Executive in any capacity during the Period of Employment, including without limitation, services as an executive officer, director, or member of any committee of the Company or any subsidiary, Affiliate or division thereof, Executive shall be compensated as follows:

      (a) BASE SALARY. The Company shall pay Executive a fixed salary ("Base Salary") at a rate of US $125,000 per year. The Board will periodically review, at least annually, Executive's Base Salary with a view to increasing such Base Salary if, in the judgment of the Board, the earnings of the Company or the services of Executive merit such an increase. Annual increases in Base Salary, once granted, shall not be subject to revocation and shall become a part of the Base Salary. Base Salary will be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

      (b)   BONUS.

            (ii) If EBITDA for the twelve months ending June 30, 1999 exceeds $2,600,000 (the "Threshold"), then the Company shall pay to Executive a cash bonus, which shall not exceed $75,000 (the "Cap"), in an amount (not to exceed the Cap) determined by multiplying (a) 8.68% by (b) the amount by which EBITDA for such twelve month period exceeds the Threshold. "EBITDA" shall mean for any specified period the consolidated net income as determined in accordance with GAAP of the Company and its subsidiaries for such period: (a) plus (without duplication and to the extent included in determining such net income) (i) net interest expense, (ii) provision for income taxes, and (iii) depreciation and amortization, and (b) minus (without duplication and to the extent included in determining such net income) (i) the difference between the total inventory reserve amount on the Closing Date Balance Sheet (as

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defined in the SPA) lower than $857,114, (ii) the difference between the total accounts receivable reserve amount on the Closing Date Balance Sheet lower than $82,890, (iii) any gains (or plus losses), together with any related provision for income taxes on such gains (or losses), realized in connection with any sale of assets other than the sale of inventory in the ordinary course of business (including without limitation dispositions pursuant to sale and leaseback transactions), (iv) extraordinary gains (or plus losses), together with any related provision for income taxes on such extraordinary gains (or losses) and
(v) any gains (or plus losses) from discontinued operations, together with any related provision for income taxes on such gains (or losses) from discontinued operations.

            (ii) The Board shall negotiate in good faith with Executive to set bonus targets and bonus amounts for each twelve month period occurring after June 30, 1999 during the Period of Employment.

      (c) FRINGE BENEFITS. During the Period of Employment, Executive shall be entitled to participate in such fringe benefit, insurance, deferred compensation and stock option plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, but not be limited to, paid sick leave and individual health insurance, all in accordance with the policies of the Company as well as those specific benefits described in Schedule A attached hereto. Except as specifically set forth herein or therein, the terms of, and participation by Executive in, any such plan or program shall be determined by the Board in its sole discretion. In the event of Executive's Disability, the Executive and his family shall continue to be covered by all of the Company's life, medical, health and dental plans, and salary continuation plans (if any), at the Company's expense, for the lesser of the term of such disability or the remaining term of the Period of Employment. In the event of Executive's death, Executive's family shall continue to be covered by all of the Company's medical, health and dental plans, at the Company's expense, for twenty-four (24) months following Executive's death.

      (d) WITHHOLDING AND EMPLOYMENT TAX. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes and deductions as may be required with respect to compensation paid by an employer/corporation to an Executive.

      (e) VACATIONS. Executive shall be entitled to annual vacations in accordance with the policies of the Company, but in no event less than two weeks and Executive shall be eligible for such benefit immediately.

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4.  BUSINESS EXPENSES.

      The Company shall pay or reimburse Executive for all reasonable travel or other expenses incurred by Executive in connection with the performance of his duties under this Agreement, including reimbursement for attending meetings of the Board, in accordance with such procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for income taxation purposes to which the Company may be entitled.

5.  TERMINATION OF EMPLOYMENT.

      Notwithstanding any other provision of this Agreement, the Period of Employment may be terminated:

      (a) By the Company, in the event of Executive's death, Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, 'Cause' shall mean Executive's conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude by Executive with regard to the Company, which act or acts constitute a felony and the willful and continued failure to substantially perform Executive's duties hereunder after receipt of written notice from the Company specifically setting forth such failure. For purposes of this Agreement, 'Disability' shall mean the inability of Executive, in the reasonable judgment of a physician approved by the Board (which approval shall not be unreasonably withheld), to perform his duties of employment for the Company because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days. The Company shall by written notice to Executive specify the event relied upon for termination pursuant to this Subsection 5(a), and the Period of Employment hereunder shall be deemed terminated as of the date of such notice; provided, that in the event of Executive's death, such termination shall occur automatically as of the date of death. In the event of any termination under this Subsection 5(a), the Company shall pay all amounts then due to Executive under Section 3(a) of this Agreement, in addition to any severance payments required by law, and, if such termination was due to Cause, the Company shall have no further obligations to Executive under this Agreement.

      (b) By the Company, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, in addition to any severance payments required by law, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary for the longer of (i) a period of one year after such termination; and (ii) the period beginning on the date of such termination and ending on the second anniversary of the Closing Date.

      (c) By Executive, if the Board fails to elect or reelect Executive to, or removes Executive from the office referred to in Section 1(a) or discontinues or denies to Executive any of the compensation or benefits referred to in Sections 3, 4 or 13 of their Agreement (other than in accordance with the terms of this Agreement). In the event of any termination under this Section 5(c), the Company shall, in addition to any severance payments required by law, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary for the longer of (i) a period of one year after such termination; and (ii) the period beginning on the

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date of such termination and ending on the second anniversary of the Closing
Date.

      (d) During any period in which payments are payable by the Company to Executive pursuant to Sections 5(b) or 5(c) hereof (such payments being hereinafter collectively referred to as "Termination Payments"), Executive and his family shall continue to be covered by the Company's life (other than in the case of termination by reason of Executive's death), medical, health and death plans. Such coverage shall be at the Company's expense to the same extent as if Executive were still employed by the Company.

6. NON-COMPETITION.

      During the Period of Employment hereunder and for the one year period thereafter, Executive shall not, anywhere within the United States of America or anywhere else in the world in which the Company is then doing business, engage as an individual in activities in competition with the business of the Company, including but not limited to any aspect of the Business (as defined in the SPA). In addition, for one year following the later of the last day of the Period of Employment or the payment of the last Termination Payment hereunder, Executive shall not, within any jurisdiction in which the Company is then doing business, or within a one hundred (100) mile radius of any such jurisdiction, engage in activities in competition with the business of the Company as an individual. Investments in less than five percent of the outstanding securities of any class of a publicly-traded company shall not be prohibited by this Section 6. Notwithstanding the foregoing, if the Company terminates Executive without Cause, then the restrictions contained in this Section 6 shall terminate and be of no further force and effect as of the date on which the last Termination Payment is made to Executive.

7.  INVENTIONS AND CONFIDENTIAL INFORMATION.

      The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company. By reason of his being a senior executive of the Company, Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations wherever it does business. Therefore, Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:


            (i) During and for three years after the Period of Employment hereunder, Executive will maintain as confidential and will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, or its Affiliates, including but not limited to confidential information concerning their products, methods, product purchasing arrangements

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
and agreements, product distribution arrangements and agreements, engineering designs, system designs and standards, analytical techniques, technical information, customer information, Executive information, and other confidential information acquired by him in the course of his past or future services for the Company. Executive agrees to hold as the Company's property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's or its Affiliates' businesses and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twelve (12) hours of such termination or demand.

            (ii) During the Period of Employment hereunder and for one year following the last day of the Period of Employment, Executive will not induce or otherwise attempt to influence any executive of the Company, to leave the Company's employment (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing).

8.  INDEMNIFICATION.

      The Company will indemnify Executive (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to Executive, and Executive shall be entitled to the protection of any insurance policies (in accordance with the terms thereof) the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director or officer of the Company or any of its subsidiaries.

9.  LITIGATION EXPENSES.

      In the event of any litigation or other proceeding between the Company and Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the Company shall reimburse Executive for all of his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in:


            (i) settlement requiring the Company to make a payment to Executive, or

            (ii) final judgment or order in favor of Executive.

10.  CONSOLIDATION; MERGER; SALE OF ASSETS; CHANGE OF CONTROL

      Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a

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partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination (any of which is a "Change of Control") provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon a Change in Control, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term 'Company,' as used in this Agreement, shall mean such corporation, partnership or joint venture, or other entity and this Agreement shall continue in full force and effect and shall entitle Executive and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such Change of Control not occurred.

11.  SURVIVAL OF OBLIGATIONS.

      Sections 5, 6, 7, 8 and 9 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by Executive, upon the expiration of this Agreement or otherwise). Notwithstanding the foregoing, if the Company terminates Executive without Cause, then the restrictions contained in Section 6 shall terminate and be of no further force and effect as of the date on which the last Termination Payment is made to Executive.

12.  SEVERABILITY.

      In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and Executive each intend that the covenants contained in Sections 6 and 7 shall be deemed to be a series of separate covenants, one for each state, territory or jurisdiction of the United States of America and any foreign country referenced therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof or the geographic area covered thereby is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time or geographic area, be enforced for such lesser period of time as shall be deemed reasonable and not excessive by such court.

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13.  TELSCAPE OPTIONS.

      On the Closing Date, Telscape shall grant to Executive options to buy up 10,000 shares (the "Option Shares') of Telscape's common stock, par value $.001 per share (the "Common Stock"), at a price per share equal to the Fair Market Value of a share of Common Stock as of the Closing Date. The Option Shares shall vest in three equal installments on each anniversary of the Closing (as defined in the SPA) and shall be otherwise subject to the terms and conditions of Telscape's customary option agreements. For purposes of this Agreement, "Fair Market Value" means the average of the closing prices of the sales of Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York City time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, as applicable, averaged over a period of 20 days consisting of the day immediately preceding the Closing Date and the 20 consecutive business days prior to such day; provided that if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value of a share of Common Stock shall be the fair value of a share of Common Stock determined in good faith by the board of directors of Telscape.

14.  ENTIRE AGREEMENT; AMENDMENT.

      This Agreement and the Schedules hereto contain the entire agreement between the Company and Executive with respect to the subject matter hereof and thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

15.  NOTICES.

      Any notice provided for in this Agreement shall be in writing and shall be mailed certified, first class mail (postage prepaid return receipt requested ) or sent by reputable overnight courier service (charges prepaid) as follows:

            NOTICES TO EXECUTIVE:

            Monty J. Moore
            c/o California Microwave Services Division, Inc.
            1143 Borregas Avenue
            Sunnyvale, California 94089

            NOTICES TO THE COMPANY:

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            California Microwave Services Division, Inc.
            c/o Telscape International, Inc.
            2700 Post Oak Blvd., Suite 1000
            Houston, Texas  77056
            Attention:  Todd Binet
            Phone: (713) 968-0968

or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when received as indicated on the return receipt or courier bill of lading or other delivery records.

16.  ASSIGNABILITY.

      Except as otherwise provided in Section 10, this Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

17.  GOVERNING LAW.

      All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

18.  WAIVER AND FURTHER AGREEMENT.

      Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

19.  HEADINGS OF NO EFFECT.

      The paragraph headings contained in this Agreement are for reference purposes only and

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shall not in any way affect the meaning or interpretation of this Agreement.

20.  ARBITRATION.

      Any dispute among the parties arising out of or relating to this Agreement or breach hereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. The arbitration shall be conducted by three (3) neutral arbitrators who sit in San Jose, California. Any award made by such arbitrators shall be binding and conclusive for all purposes hereof, may include injunctive relief, as well as orders for specific performance and may be entered as a final judgement in any court of competent jurisdiction. No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, parties other than the parties hereto and other persons substantially involved in common questions of fact or law whose presence is required if complete relief is to be afforded in arbitration. The costs and expense of such arbitration shall be born in accordance with the determination of the arbitrators and may include reasonable attorney fees. Each party hereunder further agrees that service of process may be made upon it by registered or certified mail or personal service at the address for notices provided herein.

21.  EFFECTIVE DATE.

      Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not become effective until the Closing Date and as of the Closing (as defined in the SPA), and in the event the Closing does not occur, this Agreement shall be null and void and of no further force and effect without any further action of the parties hereto.

                                  [END OF PAGE]
      [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.

                                    CALIFORNIA MICROWAVE SERVICES
                                    DIVISION, INC.



                                    By: __________________________
                                           Name:
                                           Title:



                                    _____________________________
                                    Monty J. Moore



                                    For Purposes of Section 13 Only:

                                    TELSCAPE INTERNATIONAL, INC.

                                    By:____________________________
                                          Name:
                                          Title:

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                                   SCHEDULE A

                            EXECUTIVE FRINGE BENEFITS

      Throughout the Period of Employment, each of E. Russell Hardy, Monty J. Moore and Stephen A. Strohman shall be entitled to the following Executive Fringe Benefits in accordance with Section 3 of this Agreement regardless of the policies of the Company with regard to employees generally or other executives specifically and in addition to the Fringe Benefits listed in the body of the
Agreement:

      Full (100%) Company paid or reimbursement of costs of complete annual physical exam;

      Full (100%) Company paid or reimbursement of life insurance at two (2) times Base Salary; and

      Company paid or reimbursement of costs of individual personal tax preparation expenses up to and including $2,500 if by BDO Seidman or up and including $2,000 if by a tax preparer of Executive's choosing.